UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 25, 2012

WASTE CONNECTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31507	94-3283464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, TX 77380

(Address of Principal Executive Offices) (Zip Code)

(832) 442-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 25, 2012, we, through our wholly-owned subsidiary, WCI Holdings Co., Inc., completed the previously announced acquisition of the business of R360 Environmental Solutions, Inc. (“R360”) from R360 Environmental Solutions, Inc., R360 Operating Partners, LP, Oilfields LP Holdings, LLC, Oilfields GP Holdings, LLC, New CRI, Inc., New R&G, Inc., New Hitchcock, Inc. and Paine & Partners Capital Fund III AIV II B, L.P. The aggregate purchase price for the acquisition was approximately $1.34 billion. R360 provides non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. R360 operates 26 facilities across Louisiana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

We funded the acquisition with available cash and with borrowings of $475 million under our existing senior revolving credit facility and of $800 million under a new unsecured term loan facility, which we refer to as the term loan facility. The material features of the term loan facility are described in Item 2.03 below.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase and sale agreement, dated as of September 16, 2012, with R360 and the other seller entities named therein, which was filed as Exhibit 2.1 to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 25, 2012, we, and certain of our subsidiaries, including the entities acquired in the R360 acquisition, entered into a term loan facility with Bank of America, N.A. and the other banks and lending institutions party thereto, as lenders, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents.

The term loan facility, in the principal amount of $800 million, matures on October 25, 2017. Borrowings under the term loan facility are required to be used only to fund the R360 acquisition pursuant to the R360 purchase and sale agreement and to pay fees and expenses incurred in connection with the R360 acquisition and our entry into the term loan facility.

Borrowings under the term loan facility bear interest, at our option, at either the base rate plus the applicable margin on base rate loans, or the LIBOR rate plus the applicable margin on LIBOR loans. The base rate for any day is a fluctuating rate per annum equal to the highest of: (1) the federal funds rate plus one half of one percent (0.500%); (2) the LIBOR rate plus one percent (1.000%), and (3) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The LIBOR rate is determined by the administrative agent in a customary manner as described in the term loan agreement. The applicable margins under the term loan agreement vary depending on our leverage ratio, as defined in the term loan agreement, and range from 1.375% per annum to 2.500% per annum for LIBOR loans and 0.375% per annum to 1.500% per annum for base rate loans. Borrowings under the term loan facility are unsecured.

The term loan facility contains representations and warranties and places certain business, financial and operating restrictions on us relating to, among other things, indebtedness, liens, investments, mergers, consolidation and disposition of assets, sale and leaseback transactions, restricted payments and redemptions, burdensome agreements, business activities, transactions with affiliates, prepayments of indebtedness and accounting changes. The term loan facility requires that we maintain specified quarterly leverage and interest coverage ratios.

Several of the banks that are parties to our term loan facility, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and our subsidiaries, for which the banks have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of our term loan agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2012.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, Eric M. Merrill, the Company’s Senior Vice President—People, Safety and Development, and one of the Company’s named executive officers in the proxy statement related to the Company’s 2012 annual meeting of stockholders, agreed to leave his current position and become the Regional Vice President of the Company’s Eastern Region, based in Knoxville, Tennessee.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Financial statements for R360 will be filed by amendment as soon as practicable, but not later than 71 calendar days from the date of this Current Report on Form 8-K.

(b) Pro forma financial information.

Pro forma financial information for R360 will be filed by amendment as soon as practicable, but not later than 71 calendar days from the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2012

WASTE CONNECTIONS, INC.

By:	/s/ Worthing F. Jackman
Name:	Worthing F. Jackman
Title:	Executive Vice President and Chief Financial Officer